MAXUS REALTY TRUST, INC.
                                 CODE OF CONDUCT
                                 ---------------

     Introduction

                  This Code of Conduct (this "Code")(1) is applicable to our trustees, officers and employees. As used in this Code, "we", "our", "us" or the "Trust" means Maxus Realty Trust, Inc., and "you" means a trustee, officer or employee of the Trust, as appropriate. The Trust's Board of Trustees (the "Board") has adopted this Code to deter wrongdoing and to promote honest and ethical conduct, proper disclosure of financial information in the Trust's periodic reports and compliance with applicable laws, rules and regulations by the Trust's trustees, officers and employees.

     General obligations

         In performing your duties, we expect you to:

         o Conduct yourself honestly and ethically, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

         o Refrain from using your position for personal gain or competing directly or indirectly with the Trust.

         o Provide, or cause to be provided, full, fair, accurate, timely and understandable disclosures in (i) reports and documents that we file with the Securities and Exchange Commission (the "SEC") and
              (ii) in other public communications made by us.

         o Comply, and encourage others reporting to you to comply, in all material respects to all applicable rules and regulations of federal, state and local governments, the SEC, NASDAQ and other appropriate private and public regulatory agencies.

         o Comply, and encourage others reporting to you to comply, with this Code and all other codes of business conduct or ethics adopted by us from time to time.

         o Promptly report, and encourage others reporting to you to report, any known waiver or violation of this Code to Christine Robinson or a member of our Audit Committee.

     Waivers from or Changes to the Code

                  The Board will have the sole and absolute discretionary authority to approve any changes to this Code and, in the case of a trustee or an executive officer(2), any waivers from

--------
         1 This Code is specifically intended to meet the requirements of
Section 406 of the Sarbanes-Oxley Act of 2002 (including any amendments) and the rules promulgated thereunder and NASDAQ Rule 4350(n).
         2 The Trust's executive officers include our chief executive officer, chief financial officer and chief accounting officer or controller or persons performing similar functions.

     this Code. Any waiver from this Code, including an implicit waiver, for a trustee or an executive officer will be promptly disclosed on a Form 8-K or any other means approved by the SEC. Such disclosure will include the nature of the waiver, the name of the trustee or the executive officer to whom the Board granted the waiver and the date of the waiver. Any change to this Code will be promptly disclosed as required by law or regulation of the SEC or NASDAQ.

     Administration of and Compliance with this Code

                  Procedures for Raising Concerns. You are expected to comply with this Code and to report any possible violation of this Code, so that it can be investigated and evaluated. Concerns may be presented in person or in writing to Christine Robinson or a member of our Audit Committee. Concerns may be reported on a confidential and anonymous basis. Written concerns should be addressed to Christine Robinson or a member of our Audit Committee at Maxus Realty Trust, Inc., Attention: Audit Committee, 104 Armour Road, P.O. Box 34729, North Kansas City, Missouri 64116.

                  Procedures  for Investigating and Resolving Concerns.  Reports
     of possible violations will be forwarded to our Chief Executive Officer and a member of our Audit Committee, who may, in their discretion, assume responsibility for evaluating any possible violation and directing or conducting any investigation or may delegate any portion of such responsibility to a committee of the Board or another person or entity. The Audit Committee will have the authority to engage independent counsel and other advisers, as it deems necessary, to assist in its investigation and decision process.

                  After conducting the investigation, the results will be evaluated and the Chief Executive Officer and/or the Audit Committee, as appropriate, will authorize such response, follow-up and preventive actions, if any, as are deemed necessary and appropriate to address the substance of the reported possible violation. We reserve the right to take whatever action it believes appropriate, up to and including discharge of any trustee, officer or employee determined to have engaged in improper conduct.

                  We will not penalize or retaliate against any person or entity for reporting a possible violation in good faith. We will not tolerate retaliation against any person or entity for submitting, or for cooperating in the investigation of, a possible violation. Any retaliation will warrant disciplinary action against the person who wrongfully retaliates, up to and including termination of employment.